Exhibit 99.1


     Gulf Island Fabrication, Inc. Reports First Quarter Earnings


    HOUMA, La.--(BUSINESS WIRE)--April 26, 2007--Gulf Island Fabrication, Inc. (NASDAQ: GIFI) today reported net income of $4.4 million ($.31 diluted EPS) on revenue of $109.4 million for its first quarter ended March 31, 2007, compared to net income of $1.9 million ($.14 diluted EPS) on revenue of $57.0 million for the first quarter ended March 31, 2006.

    The company had a revenue backlog of $393.7 million and a labor backlog of approximately 3.7 million man-hours remaining to work, which consist of work remaining at March 31, 2007 and commitments received since March 31, 2007.

                  SELECTED BALANCE SHEET INFORMATION
                            (in thousands)
                                              March 31,  December 31,
                                                2007        2006
                                             ----------- ------------
Cash and short-term investments                 $15,214      $10,302
Total current assets                            109,737       94,765
Property, plant and equipment, at cost, net     155,883      155,440
Total assets                                    266,633      251,448
Total current liabilities                        52,372       40,214
Debt                                                  0            0
Shareholders' equity                            204,489      200,756
Total liabilities and shareholders' equity      266,633      251,448


    The management of Gulf Island Fabrication, Inc. will hold a conference call tomorrow April 27, 2007 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) to discuss the Company's financial results for the quarter ended March 31, 2007. The call is accessible by webcast (www.gulfisland.com) through CCBN and by dialing
1.800.811.8830. A digital rebroadcast of the call is available two hours after the call and ending May 4, 2007 by dialing 1.888.203.1112, replay passcode: 9410246.

    Gulf Island Fabrication, Inc., based in Houma, Louisiana, is a leading fabricator of offshore drilling and production platforms, hull and/or deck sections of floating production platforms and other specialized structures used in the development and production of offshore oil and gas reserves. These structures include jackets and deck sections of fixed production platforms; hull and/or deck sections of floating production platforms (such as tension leg platforms ("TLPs")), "SPARs, FPSOs", piles, wellhead protectors, subsea templates and various production, compressor and utility modules, offshore living quarters, tanks and barges. The Company also provides offshore interconnect pipe hook-up, inshore marine construction, manufacture and repair of pressure vessels, heavy lifts such as ship integration and TLP module integration, loading and offloading of jack-up drilling rigs, semi-submersible drilling rigs, TLP's , SPARs, or other similar cargo, onshore and offshore scaffolding, piping insulation services, and steel warehousing and sales.

                    GULF ISLAND FABRICATION, INC.
            CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                (in thousands, except per share data)


                                                   Three Months Ended
                                                       March 31,
                                                     2007     2006
                                                   --------- --------

Revenue                                            $109,373  $56,978
Cost of revenue                                     100,863   52,964
                                                   --------- --------
Gross profit                                          8,510    4,014
General and administrative expenses                   2,307    2,162
                                                   --------- --------
Operating income                                      6,203    1,852

Other income (expense):
  Interest expense                                      (11)    (177)
  Interest income                                       119      125
  Other                                                  (4)     983
                                                   --------- --------
                                                        104      931
                                                   --------- --------

Income before income taxes                            6,307    2,783

Income taxes                                          1,892      904
                                                   --------- --------


Net income                                           $4,415   $1,879
                                                   ========= ========



Per share data:

  Basic earnings per share:                           $0.31    $0.14
                                                   ========= ========

  Diluted income per share:                           $0.31    $0.14
                                                   ========= ========


      Weighted-average shares                        14,127   13,365
      Effect of dilutive securities: employee
       stock options                                    131      153
                                                   --------- --------
      Adjusted weighted-average shares               14,258   13,518
                                                   ========= ========

Depreciation and amortization included in expense
 above                                               $3,426   $2,869
                                                   ========= ========

Cash dividend declared per common share              $0.100   $0.075
                                                   ========= ========


    CONTACT: Gulf Island Fabrication, Inc.
             Kerry J. Chauvin, 985-872-2100
             Chief Executive Officer
             or
             Joseph "Duke" Gallagher, 985-872-2100
             Chief Financial Officer